Exhibit 99.1

Contacts:

Investors:

Emily Faucette

Genomic Health

650-569-2824

investors@genomichealth.com

Media:

Victoria Steiner

Genomic Health

650-569-2499

media@genomichealth.com

Genomic Health Announces First Quarter 2015 Financial Results and Reports Record Oncotype DX® Test Volume

10% Test Volume Increase; 2% Product Revenue Increase, 3% Product Revenue Increase in Constant Currency

U.S. Breast Cancer Business Continued to Grow with 5% Increase in Volume and 4% Increase in Revenue

DCIS Tests Delivered Climbed Nearly 50%

Execution of NHS England Access Program Brings Covered International Lives to >185M

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif., May 5, 2015 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended March 31, 2015.

Product revenue was $68.2 million in the first quarter of 2015, compared with $67.0 million for the first quarter of 2014, an increase of 2 percent.  On a constant currency basis, product revenue increased 3 percent compared with the prior year.

International product revenue was $10.4 million in the first quarter of 2015 and represented 15 percent of product revenue in the quarter.

Reported total product revenue was impacted negatively by $0.8 million from foreign exchange (FX) rate differences due to the stronger dollar in the first quarter of 2015, as compared to a year ago.  This significant FX change impacted growth in reported international revenues by approximately 8 percent.

“With successful execution of all critical growth drivers, we delivered record Oncotype DX test volume in the first quarter including nearly 50 percent year-over-year growth in DCIS, increased international use by seven percent, nearly triple the number of prostate cancer tests delivered, and a four percent increase in U.S. breast product revenue compared to the first quarter of last year,” said Kim Popovits, Chairman of the Board, Chief Executive Officer and President of Genomic Health. “Looking ahead we believe we are well positioned to deliver key reimbursement milestones and clinical data presentations to drive further test utilization and revenue growth, returning us to profitability by the end of the year, while strengthening our position at the forefront of precision medicine with our liquid biopsy pipeline.”

Net loss was $9.5 million for the first quarter of 2015, compared with net loss of $7.4 million in the first quarter of 2014.  Basic and diluted net loss per share was $0.30 for the first quarter of 2015, compared with basic and diluted net loss per share of $0.24 for the same period in 2014.

A $5.5 million tax benefit was recognized in the first quarter as a result of the increase in the fair value of the Company’s interest in Invitae Corporation as of March 31, which is now a public company and newly accounted for as an available-for-sale investment.  Accounting rules require a tax benefit to be recognized in reporting periods with an unrealized gain in other comprehensive income and a pre-tax loss.

Additional First Quarter 2015 Financial Results

Total operating expenses for the first quarter of 2015 were $82.8 million, compared with total operating expenses of $74.2 million in the first quarter of 2014. Included in first quarter operating expenses is a non-recurring item of $5.5 million in R&D associated with the wind down of a breast cancer collaboration.

Cash and cash equivalents and short-term marketable securities at March 31, 2015, excluding the Company’s available-for-sale investment in Invitae, were $91.0 million, compared with $103.7 million at December 31, 2014.

More than 25,430 Oncotype DX® test results were delivered in the first quarter of 2015, an increase of 10 percent, compared with more than 23,080 test results delivered in the same period in 2014.  International tests delivered grew 7 percent compared to the prior year and represented approximately 20 percent of total test volume in the first quarter of 2015.

Recent Business Highlights:

Oncotype DX Commercial Progress

•                  Oncotype DX remains the only multi-gene breast cancer test broadly supported by worldwide treatment guidelines, including a new update to the National Comprehensive Cancer Network (NCCN) guidelines with a favorable reference to Oncotype DX for use in patients with node-positive breast cancer.

•                  The German Association of Gynecological Oncology’s (AGO’s) treatment guidelines were recently expanded to include the Oncotype DX breast cancer test for node-positive disease and late recurrence. Furthermore, the guidelines reconfirmed the Oncotype DX test as the only gene expression test that provides predictive information on the likelihood of chemotherapy benefit for patients with early-stage, hormone-receptor positive invasive breast cancer.

•                  The German Federal Joint Committee (G-BA) announced that it will reimburse genomic tests for selected breast cancer patients in specific treatment settings.

•                  Results of two studies demonstrating that the Oncotype DX breast cancer test represents a cost-effective use of healthcare resources in Mexico and the Netherlands were recently published.

•                  Secured first purchase agreements with U.S. government facilities for the Oncotype DX prostate cancer test.

•                  The American Medical Association (AMA) granted a test-specific Current Procedural Terminology (CPT) code for the Oncotype DX colon cancer test.

Pipeline, Presentations and Publications

•                  Urology Practice, an official journal of the American Urological Association, published results of the first decision impact study of the Oncotype DX prostate cancer test, and accepted the second decision impact study for future publication.

•                  Recently began enrolling French breast cancer patients in the RxPONDER trial utilizing Oncotype DX in women with node-positive disease.

•                  Pharmaceuticals published positive results from an analysis that demonstrated Oncotype DX should be an integral part of the treatment planning process for patients with node-positive micrometastatic breast cancer.

•                  The Journal of Surgical Oncology accepted results of the first decision impact study of the Oncotype DX DCIS ScoreTM for publication.

•                  Presented positive results from 11 studies that demonstrate the direct patient impact of the Oncotype DX breast cancer test globally at the 14th St. Gallen International Breast Cancer Conference, including positive results from a real-life observational study in Ireland.

•                  Received acceptance to present four studies at the upcoming American Urological Association (AUA) Annual Meeting, including Oncotype DX prostate cancer test clinical utility studies and new data supporting the development of novel liquid biopsy-based cancer tests.

•                  Received acceptance to present five abstracts at the upcoming American Society of Clinical Oncology (ASCO) Annual Meeting May 29 - June 2, including studies in breast and prostate cancer.

•                  Received acceptance to present a liquid biopsy proof-of-concept study in bladder cancer at the American Association for Cancer Research (AACR) Precision Medicine meeting in June.

Conference Call Details

To access the live conference call today, May 5 at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1 (224) 357-2389 internationally.  The conference ID is 18777629.  Please dial in approximately ten minutes prior to the start of the call.  To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Oncotype DX®

The Oncotype DX® portfolio of breast, colon and prostate cancer tests applies advanced genomic science to reveal the unique biology of a tumor in order to optimize cancer treatment decisions. With half a million patients tested in more than 80 countries, the Oncotype DX tests have redefined personalized medicine by making genomics a critical part of cancer diagnosis and treatment. To learn more about OncotypeDX tests, visit: www.OncotypeDX.com, www.mybreastcancertreatment.org and  www.myprostatecancertreatment.org.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is the world’s leading provider of genomic-based diagnostic tests that address both the overtreatment and optimal treatment of early-stage cancer, one of the greatest issues in healthcare today. The company is applying its world-class scientific and commercial expertise and infrastructure to lead the translation of massive amounts of genomic data into clinically-actionable results for treatment planning throughout the cancer patient’s journey, from diagnosis to treatment selection and monitoring.  The company is based in  Redwood City, California with European headquarters in Geneva, Switzerland. For more information, please visit, www.GenomicHealth.com and follow the company on Twitter: @GenomicHealth, Facebook, YouTube and LinkedIn.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s belief that it is well positioned to deliver key reimbursement milestones and data presentations to drive further test utilization and revenue growth, returning the company to profitability by the end of the year and strengthening its position at the forefront of genomic medicine with its liquid biopsy program;  the company’s expectations regarding implementation of reimbursement for genomic tests in Germany. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the risks and uncertainties associated with the regulation of the company’s tests; the results and timing of results of clinical studies and their impact on reimbursement and adoption; the applicability of clinical study results to actual outcomes; the company’s ability to develop and commercialize new tests and expand into new markets domestically and internationally; the risk that the company may not obtain, within its time expectations or at all, or maintain sufficient levels of reimbursement, domestically or abroad, for its existing tests and any future tests it may develop; the risks of competition; unanticipated costs or delays in research and development efforts; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2014. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score, and DCIS Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

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GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
REVENUES:
Product revenues	$68,152	$67,002

OPERATING EXPENSES (1):
Cost of product revenues	12,762	12,055
Research and development	19,118	14,005
Selling and marketing	35,352	33,408
General and administrative	15,589	14,728
Total operating expenses	82,821	74,196

Loss from operations	(14,669)	(7,194)

Interest income	54	50
Other income (expense), net	(374)	(226)
Loss before income taxes	(14,989)	(7,370)

Income tax expense (benefit)	(5,496)	75
Net loss	$(9,493)	$(7,445)
Basic and diluted net loss per share	$(0.30)	$(0.24)
Shares used in computing basic and diluted net loss per share	32,055	31,087

(1)         Included in operating expenses for the first quarter of 2015 were non-cash charges of $5.9 million, including $4.2 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2014 of $6.1 million, including $4.4 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of March 31, 2015	As of December 31, 2014
	(Unaudited)

Cash and cash equivalents	$22,938	$29,726
Short-term marketable securities (1)	105,042	73,934
Accounts receivable, net	34,979	34,916
Prepaid expenses and other current assets	12,085	9,944
Total current assets	175,044	148,520

Property and equipment, net	25,171	21,860
Other assets	1,755	15,541
Total assets	$201,970	$185,921

Accounts payable	$7,952	$6,987
Accrued expenses and other current liabilities	34,355	31,016
Deferred revenues	268	335
Other liabilities	2,667	2,070
Stockholders’ equity	156,728	145,513
Total liabilities and stockholders’ equity	$201,970	$185,921

The condensed consolidated balance sheet at December 31, 2014 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2014

(1) Included in short-term marketable securities as of March 31, 2015 was $37.0 million of corporate equity securities, representing the Company’s investment in Invitae Corporation.